CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AMG Funds I of our reports dated November 26, 2025, relating to the financial statements and financial highlights of AMG Boston Common Global Impact Fund, AMG Veritas Global Real Return Fund, AMG Systematica Managed Futures Strategy Fund and AMG Systematica Trend-Enhanced Markets Fund, which appear in AMG Funds I’s Certified Shareholder Report on Form N-CSR for the year ended September 30, 2025. We also consent to the references to us under the headings “Disclosure of Portfolio Holdings”, “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

January 28, 2026